EXHIBIT 99

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES QUARTERLY EARNINGS	NEWS RELEASE NASDAQ SYMBOL: WAYN RELEASE DATE: November 2, 2004 CONTACT PERSONS: CHARLES F. FINN CHAIRMAN AND CEO MICHAEL C. ANDERSON CFO (330) 264-5767

FOR IMMEDIATE RELEASE

        WOOSTER, OHIO—Wayne Savings Bancshares, Inc. (NASDAQ: WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $489,000 or $.13 per diluted share for the quarter ended September 30, 2004, compared to net earnings of $613,000 or $.16 per diluted share for the quarter ended September 30, 2003.

        Net interest income increased $67,000 to a total of $2.7 million in the quarter ended September 30, 2004 compared to the same quarter last year, and other income increased $14,000 to a total of $493,000. Net interest income includes the addition of Stebbins National Bank net interest income for the quarter ended September 30, 2004. The increase in net interest income and other income in the 2004 quarter were more than offset by a $309,000 increase in general, administrative and other expense. The expense increases were mainly due to higher franchise taxes from the full stock conversion completed in 2003, increases in occupancy and equipment expense from the conversion to a new computer operating system in May 2004 and higher employee compensation from normal merit increases and increased benefit plan costs, which includes the effect of the Stebbins National Bank acquisition completed on June 1, 2004.

        For the six month period ended September 30, 2004, net earnings totaled $951,000, or $.26 per diluted share, compared to net earnings of $1,344,000 or $.36 per diluted share for the six months ended September 30, 2003. The decrease in net earnings was primarily attributable to a decrease in net interest income of $105,000, mainly due to the Company’s current strategy of keeping assets with a shorter average life to protect its interest rate risk position. Net interest income includes the addition of Stebbins National Bank net interest income for the six months ended September 30, 2004. Other income decreased $91,000 and general, administrative and other expense increased $466,000. The overall expense increase in the six month period was again related mainly to franchise tax expense, occupancy and equipment expense from the data processing conversion, and increases in compensation and benefits expense which includes the effect of the Stebbins National Bank acquisition.

        According to Charles Finn, Chairman and CEO, the Company has maintained its strategy of aggressively managing interest rate risk by shortening investment maturities rather than reaching for higher yields through extended maturities. Finn said, “This strategy has negatively affected earnings for the first six months of this fiscal year, but management believes the Company is well-positioned to take advantage of a rising interest rate environment.”

        At September 30, 2004, Wayne Savings Bancshares, Inc. reported total assets of $381.5 million, total deposits of $311.9 million, and stockholders’ equity of $41.9 million, resulting in a capital-to-assets ratio of 10.97%.

        Established in 1899, Wayne Savings Community Bank, the wholly-owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in Wayne, Holmes, Ashland, Medina, and Stark counties, Ohio.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)

	September 30, 2004	March 31, 2004
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities	$71,288	$51,469
Mortgage-backed securities, net (1)	69,785	88,428
Loans receivable, net (1)	213,757	205,443
Federal Home Loan Bank stock	4,292	4,205
Office premises & equipment, net	9,171	8,742
Real estate acquired through foreclosure	141	100
Other assets	13,084	10,620

TOTAL ASSETS	$381,518	$369,007

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$311,910	$291,830
Advances from Federal Home Loan Bank	25,000	30,000
Advances by borrowers for taxes & insurance	565	617
Accounts payable on mortgage loans serviced for others	40	118
Other liabilities	2,148	2,881

TOTAL LIABILITIES	339,663	325,446

Common stock (3,907,318 shares of $.10 par value issued at both
September 30, 2004 and March 31, 2004 respectively)	391	391
Additional paid-in capital	34,377	34,365
Retained earnings	12,799	12,727
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,380)	(1,456)
Shares acquired by Management Recognition Plan	(913)	(1,142)
Less Treasury Stock	(3,565)	(1,803)
Accumulated other comprehensive income	146	479

TOTAL STOCKHOLDERS' EQUITY	41,855	43,561

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$381,518	$369,007

(1)     Includes available for sale classifications.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004 unaudited	2003	2004 unaudited	2003

Interest income	$4,381	$4,501	$8,625	$9,224
Interest expense	1,609	1,796	3,234	3,728

Net interest income	2,772	2,705	5,391	5,496
Provision for losses on loans	15	31	30	63

Net interest income after provision for losses on loans	2,757	2,674	5,361	5,433
Other income	493	479	898	989
General, administrative, and other expense	2,580	2,271	4,949	4,483

Earnings before federal income taxes	670	882	1,310	1,939

Federal income taxes	181	269	359	595

Net earnings	$489	$613	$951	$1,344

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For the Three Months ended Sept 30,
	(Unaudited) 2004	2003
Quarterly Results
Net Interest Income	$2,772	$2,705
Net Earnings	$489	$613
Earnings Per Share:
Basic	0.13	0.16
Diluted	0.13	0.16
Return on Average Assets (Annualized)	0.51%	0.66%

	For the Six Months ended Sept 30,
	(Unaudited) 2004	2003
Year to Date Results
Net Interest Income	$5,391	$5,496
Net Earnings	$951	$1,344
Earnings Per Share:
Basic	0.26	0.36
Diluted	0.26	0.36
Return on Average Assets (Annualized)	0.51%	0.72%

	September 30, 2004 (Unaudited)	March 31, 2004
End of Period Data
Total Assets	$381,518	$369,007
Stockholders' Equity to Total Assets	10.97%	11.80%